Exhibit 10.2

PROPERTY PURCHASE AGREEMENT

BETWEEN

PIONEER MILL COMPANY, LLC

AND

PIONEER MILL SITE LLC

[PIONEER MILL SITE]

PROPERTY PURCHASE AGREEMENT

This PROPERTY PURCHASE AGREEMENT (this "**Agreement**") is made as of June 13, 2024 (the "**Effective Date**"), by and between **PIONEER MILL COMPANY, LLC**, a Delaware limited liability company ("**Seller**"), the address of which is P. O. Box 10669, Lahaina, Hawaii 96761, and **PIONEER MILL SITE LLC**, a Hawaii limited liability company ("**Purchaser**"), the address of which is 43 Kuhinia Street, Wailuku, Hawaii 96793.

In consideration of the sum of ONE HUNDRED AND NO/100 U.S. DOLLARS (U.S. $100.00) (the "**Contract Payment**") paid by Purchaser to Seller on or as of the Effective Date, the mutual promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. **AGREEMENT TO PURCHASE AND SELL**. Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell and convey to Purchaser, subject to and in accordance with the terms and conditions set forth in this Agreement, certain real property located at Lahaina, County of Maui, State of Hawaii, being the property identified on the tax maps for the County of Maui as Tax Map Key No. (2) 4-5-09:07 (the "**Pioneer Mill Site**") and Tax Map Key Nos. (2) 4-5-07:14, 29 and 37 (the "**Railroad Parcels**"), being more particularly described in **EXHIBIT "1"** to this Agreement (the Pioneer Mill Site and the Railroad Parcels collectively, the "**Land**"), together with the rights and appurtenances pertaining thereto and, except as provided herein, the improvements (including without limitation, the Smokestack (defined below)) located thereon (collectively, the "**Property**").

2. **PURCHASE PRICE**. The purchase price (the "**Purchase Price**") to be paid by Purchaser for the Property shall be TWENTY MILLION AND NO/100 U.S. DOLLARS (U.S. $20,000,000.00). The Purchase Price shall be payable by Purchaser to Seller as provided below. All amounts payable hereunder shall be paid in United States dollars or by electronic or wire transfer of immediately available funds, or in such other form as is acceptable to Seller and Escrow Agent (defined below). All sums deposited into Escrow (defined below) by Purchaser as payment of the Purchase Price shall be immediately invested by Escrow Agent as directed by Purchaser and reasonably approved by Seller and Escrow Agent; provided that such deposits shall be invested in a manner allowing for such funds to be available at Closing (defined below) as provided in this Agreement. Except as otherwise provided in this Agreement, all interest accruing on such deposits shall accrue for the benefit of Purchaser and shall be credited toward the Purchase Price at Closing.

(a) **Initial Deposit**. Within two business days after the Effective Date, Purchaser shall deposit into Escrow the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S.$250,000.00) (the "**Initial Deposit**"), to be held and disbursed by Escrow Agent in accordance with this Agreement. The Initial Deposit shall be refunded to Purchaser if Purchaser properly and timely terminates this Agreement in accordance with Section 7(d).

(b) **Additional Deposit**. Within two business days after Purchaser's delivery of the Notice to Proceed (defined below) pursuant to Section 7(d), Purchaser shall deposit into Escrow the additional sum of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $1,750,000.00) (the "**Additional Deposit**"), to be held and disbursed by Escrow Agent in accordance with this Agreement. If Purchaser delivers the Notice to Proceed, neither the Initial Deposit nor the Additional Deposit (collectively, the "**Deposit**") shall be refundable to Purchaser, except as otherwise expressly provided in this Agreement.

(c) **Additional Cash At Closing**. On or before the time specified by Escrow Agent to timely consummate Closing as provided herein, Purchaser shall deposit into Escrow the balance of the Purchase Price, less interest accrued on the Deposit, and also less the principal amount of Seller's Promissory Note (defined below), if applicable, together with Purchaser's share of the closing costs, Escrow Agent's fees, applicable prorated items, and such other amounts, if any, to be paid by Purchaser at Closing pursuant to this Agreement.

(d) **Contract Payment**. Without limiting any other provision of this Agreement, Seller and Purchaser acknowledge and agree that the Contract Payment represents adequate bargained for consideration for Seller's execution and delivery of this Agreement, Purchaser's right to conduct its due diligence investigation of the Property, and Purchaser's right to terminate this Agreement on or before the Due Diligence End Date (defined below) in connection with Purchaser's due diligence investigation and during the Wildfire Cleanup and Environmental Assessment Period (defined below). The Contract Payment is in addition to and independent of any other consideration or payment provided for herein and is non-refundable in all events. The Contract Payment shall not be applied or credited to the Purchase Price, nor shall it in any event be refunded or refundable to Purchaser.

(e) **Seller Financing**. Purchaser shall use diligent best efforts to pursue and obtain institutional financing and/or equity capital (**"Purchaser's Financing"**), for a total amount anticipated to be not more than fifty percent (50%) of the Purchase Price, in connection with Purchaser's timely purchase of the Property pursuant to this Agreement. Purchaser shall in good faith and at all times keep Seller advised as to the status of Purchaser's Financing. Purchaser acknowledges and agrees that Purchaser's Financing is not a condition to Closing hereunder, and neither the terms of Purchaser's Financing nor any failure by Purchaser to obtain Purchaser's Financing shall in any way affect Purchaser's obligations under this Agreement. If, and only if, Purchaser does not obtain a binding commitment for Purchaser's Financing prior to expiration of the Wildfire Cleanup and Environmental Assessment Period, and provided that Purchaser is not in default under this Agreement, Purchaser may, at its option and by delivering written notice thereof to Seller prior to expiration of the Wildfire Cleanup and Environmental Assessment Period, elect to proceed with Closing by Seller financing of a portion of the Purchase Price (the **"Seller Financing"**) on and subject to the following terms:

(i) The Seller Financing shall be applied to the Purchase Price at Closing, and shall not exceed $9,000,000.00.

(ii) Prior to Closing, Purchaser shall deposit into Escrow a promissory note in favor of Seller made by Purchaser in the principal amount of the Seller Financing (**"Seller's Promissory Note"**), in such form as prepared by Seller and agreed upon by Seller and Purchaser prior to expiration of the Due Diligence Period (defined below). Seller's Promissory Note shall bear simple interest at the rate of eight percent (8%) per year and shall be due and payable in full on or before the earlier of: (A) the date which is two years after the Closing Date (defined below) and (B) funding of Purchaser's Financing or any other third-party financing obtained by Purchaser in connection with acquisition or development of the Property.

(iii) Seller's Promissory Note, and all obligations of the note maker thereunder, shall be secured, at Closing, by (A) a first lien Mortgage, Security Agreement, Financing Statement, and Fixture Filing (**"Seller's Mortgage"**) in favor of Seller, and (B) a UCC Financing Statement covering Purchaser's personal property relating to the Property (the **"UCC Financing Statement"**), each in such form as prepared by Seller and agreed upon by Seller and Purchaser prior to expiration of the Due

Diligence Period. Seller's Mortgage is to be executed and delivered by Purchaser as of the Closing Date, and Seller's Mortgage and the UCC Financing Statement shall be deposited into Escrow prior to Closing. Seller's Mortgage shall encumber the Property, subject only to the Permitted Exceptions (defined below). Seller's Mortgage shall at all times, until Seller's Promissory Note is paid in full and Seller's Mortgage is effectively released in accordance with the terms thereof, have priority over any other Financial Encumbrance (defined below) affecting the Property, or any portion(s) thereof.

(iv) At Closing, Seller's Promissory Note shall be delivered to Seller as payment of a portion of the Purchase Price, Seller's Mortgage shall be recorded at the Bureau (defined below), and the UCC Financing Statement shall be recorded at the Bureau or other appropriate recordation office, as applicable.

3. TITLE.

(a) Ownership of Railroad Parcels. As of the Effective Date, fee title to the Railroad Parcels is held by Kaanapali Land Management Corp. ("**KLMC**"), being an affiliate of Seller. Seller agrees to and shall cause KLMC to effectively convey to Seller fee title to the Railroad Parcels in a timely manner for Closing to occur in accordance with this Agreement.

(b) Deed. Title to the Property shall be conveyed by Seller to Purchaser at Closing by a limited warranty deed (the "**Deed**"), in such form as shall be prepared by Seller and presented to Purchaser no later than thirty calendar days prior to the Due Diligence End Date. Purchaser agrees to and shall take title to the Property subject to the Permitted Exceptions.

(c) Survey. Not later than five business days following the Effective Date, Seller shall provide to Purchaser a copy of the ALTA Survey of the Pioneer Mill Site dated December 14, 2015, revised January 28, 2016, revised March 28, 2016, prepared by Reed M. Ariyoshi of Warren S. Unemori Engineering, Inc. (the "**Pioneer Mill Site Survey**"). Seller shall have no obligation to obtain and provide to Purchaser any update of the Pioneer Mill Site Survey, any new survey of the Pioneer Mill Site, or any survey of the Railroad Parcels. Seller makes no representations to Purchaser concerning the accuracy of the Pioneer Mill Site Survey, or any other survey of the Property or portion(s) thereof.

(d) Permitted Exceptions. Attached as **EXHIBIT "2"** to this Agreement is a schedule of title reports prepared by First American Title Company, Inc. ("**FATCO**") covering the Land (as shall be updated no later than thirty calendar days prior to the Due Diligence End Date, the "**Title Report**"). Attached as **EXHIBIT "3"** to this Agreement is a list of exceptions, reservations, easements and other items which Seller proposes shall be recited or referenced in the Deed as encumbrances or exceptions to title. Purchaser may, in Purchaser's discretion, disapprove of any of the items listed in Exhibit "3" by delivering written notice thereof (the "**Title Notice**") to Seller no later than fifteen calendar days prior to the expiration of the Due Diligence Period. The Title Notice shall specify in detail the disapproved item(s) (the "**Title Defect**"). Upon receipt of the Title Notice, Seller may, at its option, either: (i) cure or otherwise remove the Title Defect from title and the Deed prior to Closing; or (ii) notify Purchaser in writing, delivered to Purchaser no later than seven calendar days after Seller's receipt of the Title Notice, that Seller shall not or cannot cure or otherwise remove the Title Defect from title and the Deed, in which case Purchaser shall either terminate this Agreement as provided in Section 7(d) or be deemed to have rescinded the Title Notice as to the Title Defect and approved the Title Notice. Purchaser agrees that Seller has no obligation to cure any Title Defect, other than Financial Encumbrances, if any. Purchaser shall be deemed to have approved, for purposes of this Agreement, all items listed in Exhibit "3" not expressly and

specifically disapproved in the manner provided above in this Section 3(d). All such approved items are referred to in this Agreement as the "**Permitted Exceptions**".

Seller agrees to pay and remove, at or prior to Closing (or, at Seller's election and with Purchaser's reasonable approval, to cause the Title Company (defined below) to insure over completely so that it shall no longer be an exception to title to any portion of the Property, nor any interest therein), any mechanic's lien, mortgage, deed of trust, security instrument and/or other monetary lien recorded against title to the Property (collectively, "**Financial Encumbrances**"), and any property taxes and assessments that become delinquent prior to Closing; excepting, however, any Financial Encumbrance created by or through Purchaser (including, without limitation, Seller's Mortgage and the UCC Financing Statement, if applicable). Purchaser shall not be obligated to take title to the Property subject to any Financial Encumbrance unless and to the extent such Financial Encumbrance is created by or through Purchaser.

As used in this Section 3(d), to "cure or otherwise remove" means that Seller shall **(x)** take such actions as may be necessary to eliminate (of record or otherwise, as appropriate) the claim giving rise to the particular Title Defect, or **(y)** subject to Purchaser's reasonable approval, cause the Title Company to remove the Title Defect as an exception to title in the Title Policy (defined below) or to insure against the same by endorsement to the Title Policy ("**Title Defect Cure Endorsement**").

(e) **Title Insurance**. Purchaser may, at its option and expense, obtain a binding commitment (the "**Title Commitment**") from a title insurance company (the "**Title Company**") licensed in the State of Hawaii to issue at Closing an owner's policy of title insurance (the "**Title Policy**") with respect to the Property, with such extended coverage and endorsements as Purchaser may reasonably require and in such amount as Purchaser shall direct but not to exceed the Purchase Price, subject to (i) the Permitted Exceptions; and (ii) matters disclosed by, or that would be disclosed by, any survey or archaeological study of the Property (including without limitation the Pioneer Mill Site Survey). A copy of the Title Commitment, if any, shall be delivered to Seller. At Closing, the Title Company shall cause the Title Policy to be issued in favor of Purchaser in accordance with the Title Commitment. Purchaser shall act in diligent good faith to cause the Title Policy to be issued at Closing in accordance with the Title Commitment. In the event the Title Commitment is not obtained prior to the expiration of the Due Diligence Period, Purchaser may: (A) elect to terminate this Agreement in accordance with Section 7(d); or (B) elect to proceed with its purchase of the Property, in accordance with Section 7(d), in which case any failure of the Title Company to issue the Title Policy, or any other policy of title insurance or title assurances, shall not in any way affect Purchaser's obligations under this Agreement.

(f) **Assignment of Smokestack Lease**. At Closing, Seller and Purchaser shall execute and deliver the Assignment of Smokestack Lease (defined below).

(g) **Assignment of Agreement for Common Driveway**. At Closing, Seller and Purchaser shall execute and deliver an assignment of the Agreement for Common Driveway (defined below) (the "**Assignment of Agreement for Common Driveway**"), in such form as shall be prepared by Seller and presented to Purchaser no later than thirty calendar days prior to the Due Diligence End Date, pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume Seller's obligations under, the Agreement for Common Driveway in accordance with Section 12.

4. **ESCROW**.

(a) **Opening**. Within two business days after the Effective Date, Seller and Purchaser shall open an escrow account ("**Escrow**") with FATCO, Attn: Jill Kauka ("**Escrow Agent**"), for the purchase

and sale of the Property pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement shall constitute the opening of Escrow.

This Agreement shall constitute joint escrow instructions to Escrow Agent. Seller and Purchaser agree to execute such additional instructions not inconsistent with the provisions of this Agreement which may be required by Escrow Agent. Seller and Purchaser agree that, as between Seller and Purchaser, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions required by Escrow Agent, the terms of this Agreement shall control.

(b) **Cancellation**. If Escrow fails to close due to Seller's default, Seller shall pay all Escrow Cancellation Charges. If Escrow fails to close due to Purchaser's default, Purchaser shall pay all Escrow Cancellation Charges. As used herein, the term **"Escrow Cancellation Charges"** means all fees, charges and expenses incurred or charged by Escrow Agent, including all expenses incurred or charged in connection with issuance of the Title Report, the Title Commitment and other title matters. Nothing contained in this Section 4(b) is intended to limit either Seller or Purchaser from exercising the remedies available upon default as set forth in this Agreement.

5. CLOSING.

(a) **Closing Date**. As used in this Agreement, the term "**Closing Date**" means the date the Deed is recorded at the Bureau of Conveyances of the State of Hawaii (the "**Bureau**"), and the term "**Closing**" shall refer to the recordation of the Deed (and Seller's Mortgage and the UCC Financing Statement, if applicable) and the disbursal of funds (and delivery of Seller's Promissory Note, if applicable) by Escrow Agent to Seller as provided in this Agreement. Unless this Agreement shall have been earlier terminated as provided herein, the Closing Date shall be the date that is the later of (i) thirty calendar days after expiration of the Wildfire Cleanup and Environmental Assessment Period (or the first business day thereafter if such date is not a business day) and (ii) ten business days after the date on which Seller receives a debris removal closeout package for the Pioneer Mill Site, pursuant to the County Consolidated Debris Removal Program, if applicable, or otherwise receives confirmation from the County indicating that Lahaina Wildfire Cleanup of the Pioneer Mill Site has been satisfactorily completed such that re-entry upon the Pioneer Mill Site for rebuilding is allowed (subject to customary entitlement processes) or is not prohibited (the "**Lahaina Wildfire Cleanup Approval**"), or such earlier date as may be mutually agreed in writing by Seller and Purchaser. If the Closing Date does not occur prior to the date that is one year after expiration of the Wildfire Cleanup and Environmental Assessment Period (or the first business day thereafter if such date is not a business day) (the "**Outside Closing Date**"), Purchaser may elect to terminate this Agreement by providing written notice thereof to Seller within ten business days after the Outside Closing Date, in which event the provisions of Section 18 shall apply. If Purchaser fails to deliver such written notice within said period, Closing shall occur on the date that is twenty business days after the Outside Closing Date (or the first business day thereafter if such date is not a business day). Neither Seller nor Purchaser shall act or fail to act for the intended purpose of causing the Lahaina Wildfire Cleanup Approval not to be issued for all or a portion of the Pioneer Mill Site. Purchaser shall cooperate in good faith as requested by Seller to cause the Lahaina Wildfire Cleanup Approval to be issued.

(b) **Closing Documentation**. On or before two business days prior to the Closing Date, Seller and/or Purchaser, as appropriate, shall execute and deliver to Escrow Agent the Deed and, if applicable, Seller's Promissory Note, Seller's Mortgage and the UCC Financing Statement, and such additional documents and items required to consummate the transaction pursuant to and in accordance with this Agreement (including, without limiting the generality of the foregoing, (i) a non-foreign status certification as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the "**Code**"), (ii) Hawaii Department of Taxation Form N-289 to the effect that Seller is a "resident person" as that term is defined

in Section 235-68 of the Hawaii Revised Statutes, (iii) Hawaii Form G-8A, Report of Bulk Sale or Transfer for Seller, duly certified by the Director of the State of Hawaii Department of Taxation, with respect to the transaction contemplated hereby, (iv) an affidavit, certificate or other instrument sufficient to induce the Title Company to issue the Title Policy without exception for parties in possession (except as contemplated herein) or mechanics' liens, in such form reasonably acceptable to Seller, and (v) evidence of the authorization of the execution and delivery of all documents required under this Agreement to be delivered at Closing).

(c) **Disbursal of Purchase Price at Closing**. At Closing, Escrow Agent shall disburse to Seller the Purchase Price (less Seller's share of the closing costs, Escrow Agent's fees, and applicable prorated items, and less also the principal amount of Seller's Promissory Note, if applicable), shall deliver Seller's Promissory Note, if applicable, to Seller, and shall record the Deed, Seller's Mortgage and the UCC Financing Statement, if applicable, and such other documents as appropriate in accordance with this Agreement, at the Bureau.

(d) **Possession**. Possession of the Property shall be delivered to Purchaser at Closing, subject to such rights constituting or arising out of the Permitted Exceptions, and also subject to Seller's Mortgage and the UCC Financing Statement, if applicable.

6. **CLOSING COSTS AND PRORATIONS**. Except as otherwise specifically provided in this Agreement, Purchaser shall be responsible for all closing costs incurred by Purchaser, and Seller shall be responsible for all closing costs incurred by Seller, including each of their respective attorneys' fees.

(a) **Purchaser's Closing Costs.**

(i) the cost of the Title Policy and all costs of any other policy or policies of title insurance requested by Purchaser or Purchaser's lender, if any, in connection with this transaction, and all costs of any endorsements or extended coverage thereto, together with the cost, if any, to clear any Title Defect that Seller does not agree to cure under Section 3(d) to the extent that Purchaser determines to clear such Title Defect prior to Closing (which determination shall not serve to extend the Closing Date or otherwise constitute a condition of Closing hereunder);

(ii) all costs and charges in connection with any survey or staking of all or portions of the Property (other than the Pioneer Mill Site Survey) requested by Purchaser or Purchaser's lender, if any, in connection with this transaction;

(iii) all recording fees (other than recording fees for the release of Financial Encumbrances pursuant to Section 3(d));

(iv) one-half (1/2) of the conveyance tax payable in connection with the sale by Seller of the Property to Purchaser; and

(v) one-half (1/2) of Escrow Agent's fees.

(b) **Seller's Closing Costs**. At Closing (if not earlier paid), Seller shall pay the following:

(i) the cost of the Title Report;

(ii) the cost, if any, to cure any Title Defect that Seller agrees to cure under Section 3(d);

(iii) one-half (1/2) of the conveyance tax payable in connection with the sale by Seller of the Property to Purchaser;

(iv) recording fees and other costs, if any, for the release of the Property from Financial Encumbrances pursuant to Section 3(d);

(v) one-half (1/2) of Escrow Agent's fees; and

(vi) the cost of all Title Defect Cure Endorsements, if any.

(c) **Other Closing Costs**. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii.

(d) **Real Property Taxes**. All real property taxes applicable to the Property shall be prorated between Seller and Purchaser as of the Closing Date. If the current year's real property taxes on the Property have not been determined as of the Closing Date, then proration shall be based on the previous year's real property taxes.

(e) **Other Prorations**. Other customary prorations, if any, shall be prorated between Seller and Purchaser as of the Closing Date, and shall be apportioned by Escrow Agent at Closing.

7. **PURCHASER'S DUE DILIGENCE PERIOD**. Purchaser shall be entitled to a period of time (the "**Due Diligence Period**") to investigate and evaluate, at Purchaser's expense, the condition of the Property and the suitability of the Property for Purchaser's intended purposes. The Due Diligence Period shall commence on the Effective Date and shall expire on the earliest to occur of (i) termination of this Agreement in accordance with the terms hereof, (ii) 4:00 p.m., Hawaii Standard Time, on the date which is ninety calendar days after the Effective Date (the "**Due Diligence End Date**") and (iii) such date and time at which Purchaser delivers the Notice to Proceed.

(a) Subject in all respects to limited or restricted access and/or use in accordance with Lahaina Wildfire Cleanup Regulations (defined below), during the Due Diligence Period and continuing until Closing, provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, Purchaser shall have the right, subject to and in accordance with the provisions of this Section 7 and at Purchaser's sole cost and expense, to conduct such independent reviews, inspections and investigations, including site inspections, soils tests, surveys, environmental site assessments, and other customary engineering tests and physical examinations of the Property, use, development or other permit analyses and feasibility studies as Purchaser, in its discretion, deems necessary or appropriate concerning Purchaser's purchase, ownership and intended use or development of the Property or the suitability of the Property for such use or development. Purchaser specifically agrees that, prior to Closing, all Environmental Testing (defined below) and Environmental Testing Documentation (defined below) shall be treated as strictly confidential by Purchaser, except as may otherwise be required by applicable law, and that neither Purchaser nor any of its agents or contractors shall disclose or deliver (in original, copy or draft form) to Seller or any Seller-Related Entities (defined below) any aspect of the Environmental Testing or the Environmental Testing Documentation, or any other information about the environmental condition of the Property, without the prior written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller (the foregoing covenant of Purchaser is referred to herein as "**Purchaser's Environmental Confidentiality Obligation**"). Purchaser's Environmental Confidentiality Obligation shall survive any termination of this Agreement. As used herein: "**Environmental Testing**" means and

includes any and all reviews, inspections, investigations, assessments, tests and other examinations and/or evaluations in connection with or relating in any way to the environmental condition of the Property or any portion(s) thereof, including without limitation the presence of Hazardous Materials (defined below) and/or compliance with Hazardous Materials Laws (defined below); **"Environmental Testing Documentation"** means and includes all studies, reports, test results and other information obtained by or through Purchaser, whether written or oral, in connection with any Environmental Testing.

(b) Provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, Seller shall grant to Purchaser a nonexclusive license to enter upon the Property during the Due Diligence Period and continuing until Closing for the purpose of conducting physical examinations of the Property pursuant to this Section 7. Prior to such entry by or on behalf of Purchaser on the Property, Seller and Purchaser shall execute a right-of-entry agreement (the **"Right-of-Entry Agreement"**) in the form attached as **EXHIBIT "4"** to this Agreement, which Right-of-Entry Agreement shall contain, among other things, Purchaser's Environmental Confidentiality Obligation, insurance requirements, and Purchaser's release and indemnification of Seller and Seller-Related Entities. Purchaser agrees to comply with all of the terms and conditions in the Right-of-Entry Agreement. Purchaser further agrees that it shall not interfere with or disturb the use and occupancy of the Property pursuant to the ECC License (defined below), and to comply with all applicable access, use and occupancy restrictions and requirements in accordance with Lahaina Wildfire Cleanup Regulations. Without limiting the foregoing, prior to each and every entry upon the Property and prior to conducting any test, survey, assessment or other physical examination on or otherwise affecting the Property before Closing, Purchaser shall notify Seller of Purchaser's intent to enter upon the Property and of the nature and extent of any physical examination to be conducted, and shall obtain Seller's prior written consent (which consent shall not be unreasonably withheld, but may be subject to such conditions and restrictions as Seller may reasonably impose to protect Seller's interests and in consideration of the ECC License and the Smokestack Lease, as applicable), prior to such entry and the commencement of any such physical examination. All such requests shall be directed to Seller's Representative (defined below), and may be given orally (via telephone) or via electronic mail. Purchaser acknowledges and agrees that Seller shall have the right to be present (and/or to have a specified representative present) at any such entry and/or examination by Purchaser, its agents and contractors. **"Seller's Representative"** is Chad Fukunaga (telephone no. (808) 661-9652); e-mail address: chad@kaanapaliland.com, or such other individual identified as such by Seller, in writing delivered to Purchaser, from time to time.

(c) During the Due Diligence Period and continuing until Closing, provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, Purchaser shall have the right to confer with third parties concerning the Property, which third parties may include without limitation government officials, provided that prior to contacting any such third party, Purchaser shall notify Seller's Representative of Purchaser's intent to contact such third party and shall obtain Seller's prior written consent (which consent shall not be unreasonably withheld or delayed, but may be subject to such conditions as Seller may impose, at its discretion, to protect the interests of Seller or any of the Seller-Related Entities). Purchaser acknowledges and agrees that, prior to Closing, Seller shall have the right to be present at any meeting or telephone call with any government agency or official, and (subject to Purchaser's Environmental Confidentiality Obligation) to receive copies of all correspondence and e-mails with any governmental agency or official, relating to the Property. Purchaser further agrees that Purchaser shall not communicate with any employee of Seller, except as expressly permitted in writing by Seller's Representative and subject to such conditions as may be reasonably imposed by Seller's Representative. Purchaser shall not submit prior to Closing any application for any Permit (defined below) affecting all or any portion of the Property, without Seller's prior written consent (which consent may be subject to such conditions as Seller may reasonably impose to protect the interests of Seller and/or any of the Seller-Related Entities).

(d) During the Due Diligence Period, Purchaser shall determine whether it intends to proceed with its purchase of the Property in accordance with this Agreement. If Purchaser elects to proceed with the purchase of the Property in accordance with this Agreement, then Purchaser shall deliver written notification thereof to Seller (the "**Notice to Proceed**") prior to the Due Diligence End Date. If Purchaser fails to deliver the Notice to Proceed to Seller prior to the Due Diligence End Date, such failure shall be deemed an election by Purchaser not to proceed with its purchase of the Property, and to terminate this Agreement. Upon such event, the provisions of Section 18 shall apply.

(e) Commencing upon the Effective Date and thereafter until Closing so long as this Agreement has not terminated and Purchaser is not in default under this Agreement, Seller shall make available to Purchaser (for review and copy, at Purchaser's expense), during regular business hours and at such locations as Seller shall reasonably determine, such studies, reports, correspondence, agreements, documents and other items (excluding privileged, confidential, or proprietary items, if any) materially relating to the Property and known by Seller's Representative to be in the custody or possession of Seller, and such other items (excluding privileged or confidential items, if any) reasonably requested by Purchaser and reasonably obtainable by Seller (at no cost to Seller, except to the extent the cost is paid directly by Purchaser) (collectively, "**Seller's Delivery Materials**"). Purchaser acknowledges that with respect to Seller's Delivery Materials, except as provided in Section 16(a)(vii) Seller does not make any warranties or representations concerning such items or the completeness or accuracy thereof.

(f) Purchaser acknowledges that KLMC and/or Seller have provided Purchaser with access to, among other things, certain of the materials described in Section 7(e) prior to the Effective Date subject to the terms and provisions of that certain Confidentiality Agreement dated August 18, 2021 entered into by Kyle Sakamoto, Patrick Ing and Ken Ota for Purchaser, a copy of which is attached hereto as **EXHIBIT "5"** (the "**Confidentiality Agreement**").

(g) Provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, Purchaser shall have an additional period of time (the "**Wildfire Cleanup and Environmental Assessment Period**") to conduct such Environmental Testing as Purchaser reasonably deems necessary and appropriate to investigate and evaluate the environmental condition of the Property, subject to and in accordance with the provisions of this Section 7 (including without limitation the Right-of-Entry Agreement) and at Purchaser's sole cost and expense. The Wildfire Cleanup and Environmental Assessment Period shall begin upon Seller's delivery to Purchaser of written notice that the ECC License has been terminated, and shall expire at 4:00 p.m., Hawaii Standard Time, on the date which is 120 calendar days thereafter. If Purchaser reasonably identifies any material issue detrimentally affecting the environmental condition of the Property (an "**Environmental Condition**"), Purchaser shall deliver written notice thereof (the "**Environmental Condition Notice**") to Seller no later than fifteen calendar days prior to expiration of the Wildfire Cleanup and Environmental Assessment Period. The Environmental Condition Notice shall, subject to Purchaser's Environmental Confidentiality Obligation, specify in detail the Environmental Condition. Upon receipt of the Environmental Condition Notice, Seller may, at its option and by written notice thereof ("**Seller's Cure Notice**") delivered to Purchaser no later than seven calendar days prior to expiration of the Wildfire Cleanup and Environmental Assessment Period, either: (i) elect to cure the Environmental Condition, at Seller's expense, prior to the Closing Date (or such later date as may be agreed by Seller and Purchaser); or (ii) advise Purchaser that Seller shall not or cannot cure the Environmental Condition, in which case Purchaser shall either terminate this Agreement by delivering written notice thereof to Seller prior to expiration of the Wildfire Cleanup and Environmental Assessment Period (in which event the provisions of Section 18 shall apply) or be deemed to have rescinded the Environmental Condition Notice as to the Environmental Condition. Purchaser agrees that, except as may be expressly specified in Seller's Cure Notice, Seller has no obligation to cure any Environmental Condition.

8. CONDITION OF PROPERTY "AS IS".

(a) **Acknowledgment of Property Condition**. Upon the expiration of the Due Diligence Period, Purchaser acknowledges that it will be familiar with the Property and, subject only to such additional investigations Purchaser reasonably deems necessary and appropriate during the Wildfire Cleanup and Environmental Assessment Period pursuant to and in accordance with Section 7(g), will have made such independent investigations as Purchaser deems necessary or appropriate concerning Purchaser's intended ownership, use, development and lease of the Property or the suitability of the Property for use, development, and lease, including, but not limited to, investigations and analyses of applicable Regulations (defined below) and Permits.

(b) **Purchaser Acquiring Property "As Is"**. Purchaser is relying solely upon its own inspection, investigation and analyses of the Property in entering into this Agreement and consummating Closing, and, except for the covenants, representations and warranties of Seller to Purchaser expressly set forth in this Agreement or the Deed, Purchaser is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its affiliates or representatives, whether oral or written, express or implied, of any nature whatsoever. Except as otherwise expressly provided in this Agreement, PURCHASER IS ACQUIRING THE PROPERTY "AS IS", in its state and condition as of Closing. No patent or latent condition affecting the Property in any way shall affect Purchaser's obligations hereunder, nor shall any such condition give rise to any right of damage or rescission against Seller or any of the Seller-Related Entities. Such conditions may include, without limitation: the effect of any of the Permitted Exceptions; the effect of (including non-compliance with) any applicable laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, density, location, construction or suitability for use or development of the Property or any existing or proposed development or condition thereof (collectively the "**Regulations**"), including, but not limited to: zoning, land use, development plan, subdivision, building, construction, Hazardous Materials, archaeological, historical, environmental, endangered or threatened species, or other such Regulations; the necessity or availability of any development plan amendments, rezoning, zoning variances, conditional use permits, site plan review permits, building permits, environmental impact statements, subdivision maps, condominium public reports, subdivision registrations, and all other governmental permits, approvals or acts (collectively the "**Permits**"); the necessity and existence of all dedications, fees, charges, costs or assessments which may be imposed by the County of Maui (the "**County**"), the State of Hawaii (the "**State**"), and any other governmental or quasi-governmental agencies or entities in connection with use, development, lease or sale of the Property; the economic value of the Property; the size, dimensions, location and topography of the Property, including its location within any flood zone, tsunami inundation zone or designated wetlands; the availability or adequacy of access to the Property, or of water, sewage, gas, electrical or other utilities serving the Property; the presence or adequacy of infrastructure or other improvements on, near or concerning the Property; the extent or condition of any grading or other site work relating to the Property or as may be hereafter required for any future development or re-development of the Property; any surface, soil, subsoil, geologic, drainage or groundwater conditions or other physical conditions and characteristics of or affecting the Property, such as hazardous ground conditions, aircraft overflight, traffic, climate, drainage, air, water or minerals; any subsurface conditions within or affecting the Property, including, but not limited to, portions of Well C (referenced in Section 14(b)), and structural and other remnants, if any, of previous uses of the Property (such as the sugar mill, railroad tracks and depot (including the Railroad Assets (defined below)), and related structures and operations), and the effects of the Lahaina Wildfire (defined below) thereon; water rights, if any, appertaining to the Property; the identity of the Property or any portion thereof as a habitat for endangered or threatened species of fauna or flora; the existence on or under the Property of any "**Hazardous Materials**", which, as used in this Agreement, shall include any and all substances regulated by, or defined as or included in the definition of "hazardous substances",

"hazardous wastes", "hazardous materials", or "toxic substances" under any and all federal, state or local environmental, water pollution, hazardous substance, toxic material or waste law, ordinance or regulation applicable to the Property, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapters 128D, 342B, 342D, 342H, 342J and 342L, as amended (collectively "**Hazardous Materials Laws**"); the existence or condition of any surface or underground storage tanks on or under the Property; all items and matters disclosed by any survey of the Property (including without limitation the Pioneer Mill Site Survey); and all other matters concerning the condition, use, development, lease or sale of the Property. Except for warranties of title as set forth in the Deed or as expressly provided in this Agreement, Seller makes no representation or warranty concerning the Property or any of the matters described above.

Purchaser shall be responsible for obtaining, at its cost and expense, all Permits that may from time to time be required for Purchaser's use, development, lease or sale of the Property, or portions thereof, including the payment or other satisfaction of all fees, costs, charges, exactions and other impositions in connection with such Permits, and for compliance, at its cost and expense, with all Regulations that may from time to time relate or apply to Purchaser's use, development, lease or sale of the Property, or portions thereof. Seller makes no representations, assurances or warranties in any way relating to the necessity, availability or issuance of any Permits that may be required or desired in connection with any use, development, lease or sale of the Property, or portions thereof, and Seller shall not be required to provide any assistance or support for any application or action by Purchaser relating to Permits required or desired for Purchaser's development and use of the Property, or portions thereof. Purchaser further acknowledges and agrees that Seller has assumed no, and assumes no, obligations or responsibilities whatsoever for providing access, drainage, utilities, public and/or private facilities or any other improvements to or relating to the Property.

9. LAHAINA WILDFIRE; ECC LICENSE.

(a) Lahaina Wildfire. On August 8, 2023, several large wildfires burned in the County, including the Lahaina area (the "**Lahaina Wildfire**"), substantially affecting the Property, and as a result structures, improvements and personal property on the Land have been destroyed and remnants thereof remain on the Land as of the Effective Date. The State, the County, the Federal Emergency Management Agency ("**FEMA**"), the U.S. Army Corps of Engineers ("**USACE**"), and the U.S. Environmental Protection Agency ("**EPA**"), have established and are in the process of implementing a debris and hazardous materials clean-up program ("**Lahaina Wildfire Cleanup**") for properties affected by the Lahaina Wildfire, including the Land. Without limiting Section 7 or Section 8, Purchaser acknowledges that access to, and use and occupancy of, the Property is subject to all Regulations imposed in connection with the Lahaina Wildfire Cleanup ("**Lahaina Wildfire Cleanup Regulations**").

(b) ECC License. Seller and KLMC (collectively, as "**Owner**") and ECC Constructors LLC, a Delaware limited liability company (as "**User**"), have entered into that certain License Agreement dated January 23, 2024 (the "**ECC License**"), pursuant to which User has a license over the Land to occupy and use portions thereof, as designed by Owner from time to time, as a multiple use temporary debris storage facility, and other purposes, in connection with private party debris removal services, under contract with USACE relating to the Lahaina Wildfire. Pursuant to the ECC License, prior to termination thereof User is to (i) retain a qualified and certified environmental consultant to perform a Final Environmental

Assessment (as defined therein), (ii) if applicable, conduct and/or cause to conduct necessary actions to remove Hazardous Materials from the Land attributable to User's use thereof, and (iii) at Owner's request, cause the surface of portions of the Land to be leveled at existing grade with the filling and spreading of processed debris comprised of crushed concrete that has been confirmed by the State Department of Health and/or the EPA to be free of Hazardous Materials. Purchaser shall assess its satisfaction and acceptance of all such actions by User, for purposes of this Agreement, during the Wildfire Cleanup and Environmental Assessment Period in accordance with Section 7.

10. RAILROAD ASSETS. Located on the Railroad Parcels are certain railroad equipment and other assets listed on **EXHIBIT "6"** to this Agreement (the "**Railroad Assets**"). KLMC and/or Seller shall have the right, but not the obligation, to sell and/or remove, prior to Closing, any or all of the Railroad Assets and to retain ownership and/or all proceeds thereof. At Closing, such of the Railroad Assets, if any, and any other remnants of railroad operations (such as, without limitation, railroad tracks) remaining on the Railroad Parcels as of the Closing Date shall be conveyed to Purchaser by bill of sale, in such form as shall be prepared by Seller and presented to Purchaser no later than thirty calendar days prior to the Due Diligence End Date. Purchaser understands and acknowledges that neither KLMC nor Seller makes any representations or warranties with respect to the Railroad Assets and any other remnants of railroad operations, and that Purchaser shall accept such of the Railroad Assets, if any, and any other remnants of railroad operations remaining on the Railroad Parcels as of the Closing Date, in "as is, where is" condition.

The foregoing notwithstanding, in the event Seller has entered into a binding agreement with a third-party for removal of the Railroad Assets, or portions thereof, from the Railroad Parcels, and Purchaser has been notified in writing of such agreement prior to expiration of the Due Diligence Period, such removal may occur following Closing, on such terms and within such time frame agreed by Seller and Purchaser, and such of the Railroad Assets so removed from the Railroad Parcels shall be excluded from the Property sold and conveyed to Purchaser pursuant to this Agreement.

11. SMOKESTACK LEASE.

(a) Located on a portion of the Pioneer Mill Site is the former Pioneer Mill smokestack (the "**Smokestack**"). Seller (as "Lessor") and Lahaina Restoration Foundation, a Hawaii corporation (as "Lessee"), have entered into that certain Lease Agreement dated February 20, 2008, as amended by First Amendment to Lease Agreement dated March 21, 2011, and by Second Amendment to Lease Agreement dated September 29, 2011, and by Third Amendment to Lease Agreement dated June 29, 2015, and by Fourth Amendment to Lease Agreement dated May 28, 2021, and as modified by letter dated January 24, 2024 from Lessor to Lessee (collectively, the "**Smokestack Lease**"), relating to the repair, restoration and maintenance of the Smokestack, including certain land upon which and around where the Smokestack is located.

(b) Seller retained a consultant to assess the structural condition of the Smokestack following the Lahaina Wildfire, and to ascertain the effects, if any, of the Lahaina Wildfire thereon, and will provide to Purchaser, as part of Seller's Delivery Materials, a copy of any resultant report, and Seller will advise Purchaser of any subsequent repair or restoration actions. Without limiting Section 7, Purchaser agrees to and shall accept the Smokestack "as is", in its state and condition as of Closing.

(c) At Closing, Seller and Purchaser shall execute an assignment and assumption of the Smokestack Lease (the "**Assignment of Smokestack Lease**"), in such form as shall be prepared by Seller and presented to Purchaser no later than thirty calendar days prior to the Due Diligence End Date, pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume Seller's obligations under, the Smokestack Lease; provided, however, that, subject to and without limiting Section 37, Seller shall retain

the rights to use of the name "Pioneer Mill", "Pioneer Mill Company" and variations thereof. The sale and conveyance of the Property to Purchaser are and shall be subject to the terms and provisions of the Smokestack Lease. At Closing, Purchaser shall be deemed to have considered, acknowledged, approved and accepted the effects of the Smokestack and the Smokestack Lease on or relating to the Property. Without limiting any provision of this Agreement, Purchaser specifically acknowledges and agrees that, from and after Closing, Purchaser, or the successor owner(s) of the Property, shall abide by the terms and conditions of the Smokestack Lease.

12. AGREEMENT FOR COMMON DRIVEWAY. Purchaser shall acquire the Property at Closing subject to the terms and conditions of that certain unrecorded Agreement for Common Driveway, dated June 17, 1976, a Memorandum of which is recorded at the Bureau in Book 11630 at Page 210 (collectively, the "**Agreement for Common Driveway**"). Pursuant to the Assignment of Agreement for Common Driveway to be delivered at Closing, Seller shall assign, and Purchaser shall assume, all rights and obligations of "Pioneer Mill" under the Agreement for Common Driveway, and Seller shall have no further rights or obligations with respect thereto.

13. COFFEE MILL. Purchaser understands and acknowledges that, as of the Effective Date, four structures, prior to the Lahaina Wildfire having been occupied by or through Seller and used and operated as a coffee mill (the "**Coffee Mill**"), are located on the Pioneer Mill Site. Prior to Closing, Seller shall have the right, but not the obligation, to remove any or all fixtures, equipment and/or personal property (including without limitation wastewater tank, grain dryers and coffee inventory) associated with the Coffee Mill from the Pioneer Mill Site. The Property to be sold to Purchaser pursuant to this Agreement includes the Coffee Mill structures (subject, however, to removal thereof in connection with the Lahaina Wildfire Cleanup), but will not include the fixtures, equipment and personal property therein or used in connection therewith, to the extent removed by Seller prior to Closing. Purchaser understands and acknowledges that the Coffee Mill structures may be removed prior to Closing as part of the Lahaina Wildfire Cleanup, and that Seller makes no representations or warranties with respect to the Coffee Mill structures or the removal thereof, or their remaining contents, if any, and, without limiting Section 7, at Closing Purchaser shall accept such structures and contents, if any, in "as is, where is" condition.

14. PRIOR USES AND OPERATIONS; ADJACENT ACTIVITIES.

(a) Acknowledgment of Agricultural / Industrial Operations; Waiver. Purchaser understands and acknowledges that the Land and adjacent properties have been subject to extensive agricultural production and processing and related agricultural and industrial operations (including a sugar mill and railroad operations), and that a portion of the Pioneer Mill Site was, prior to the Lahaina Wildfire, used for coffee milling and processing operations, and as such, the Property has been, and may continue to be, exposed to and affected by subsurface improvements and other conditions (including without limitation structural and other subsurface remnants of previous uses of the Property, such as the sugar mill, the Coffee Mill, the railroad, and related structures and operations) and/or waste and residue from such activities and operations (collectively, the "**Use Effects**"), any of which may have a present and continuing effect on the Property and/or adjacent properties. If Purchaser elects to purchase the Property, and Closing occurs and Purchaser acquires title to the Property pursuant to this Agreement, then it is hereby acknowledged and agreed that in so acquiring title to the Property Purchaser hereby and thereby waives all rights to any and all Claims (defined below) against Seller and the Seller-Related Entities arising out of or in connection with the Use Effects, including, without limitation, any right to seek damages attributable thereto. Purchaser further covenants and agrees, for itself and any person or entity claiming by or through it and their respective successors and assigns, that neither Seller nor any of the Seller-Related Entities shall be responsible or liable to Purchaser, or any person or entity claiming by or through it and their respective successors and assigns, for the consequences of the Use Effects. Without limiting the foregoing, Purchaser further

acknowledges that the Hawaii Right to Farm Act (HRS Chapter 165) and Hawaii law limit the circumstances under which farming operations may be deemed to be a nuisance.

(b) **Well C**. Purchaser understands and acknowledges that the Pioneer Mill Site is affected by a well identified as "Well C" and its related skimming tunnels and facilities, which tunnels and facilities may extend onto other properties. Purchaser accepts all risks and obligations relating to the presence of Well C and its related skimming tunnels and facilities within the Property and shall be responsible for compliance with all Regulations relating thereto.

(c) **Lahainaluna Road Intersection Agreement**. Purchaser understands and acknowledges that the Pioneer Mill Site is the "Benefitted Property" under that certain Agreement Regarding Intersection Location (the "**Lahainaluna Road Intersection Agreement**"), recorded at the Bureau on September 5, 2017 as Document No. A-64570110, relating to coordination of intersection location(s) at Lahainaluna Road with other properties in the vicinity of the Pioneer Mill Site. At Closing, Purchaser, as the owner of the Pioneer Mill Site, shall have and assume the rights, interests and obligations of the "Benefitted Property Owner" thereunder.

15. **PURCHASER'S INDEMNIFICATION AND RELEASE OF SELLER**. Without limiting Section 14(a), Purchaser agrees to and shall release, indemnify, defend and hold harmless Seller and the Seller-Related Entities from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceedings and/or penalties (collectively, "**Claims**") resulting from or otherwise directly or indirectly relating to Purchaser's ownership, use, occupancy, development, lease or sale of, or any other act or neglect by Purchaser with respect to, the Property, or any portion thereof (except to the extent caused by Seller's gross negligence or wilful misconduct), including without limitation any breach of Purchaser's Environmental Confidentiality Obligation. Such release and indemnity shall include and cover, without limitation, Claims arising or accruing from and after the Closing Date relating to the presence or existence of hazardous or nuisance conditions on, under or affecting the Property or any portion thereof; but shall not be deemed to negate or otherwise affect the warranties of title set forth in the Deed. Purchaser further agrees to and shall release Seller and Seller-Related Entities from and against any and all Claims resulting or arising from or otherwise directly or indirectly relating to the presence or existence of Hazardous Materials placed on, under or about the Property, or any portion thereof, or migrating from the Property, or arising in any manner whatsoever out of any violation of or noncompliance with the Hazardous Materials Laws or other Regulations relating to the Property or any activities thereon.

16. **WARRANTIES AND REPRESENTATIONS**.

(a) **Seller's Warranties**. Seller makes the following representations and warranties which shall be true and correct as of the Effective Date and the Closing Date, except as otherwise stated below:

(i) **Organization**. Seller is a limited liability company (A) duly organized, validly existing and in good standing under the laws of the State of Delaware, and (B) in good standing under the laws of the State of Hawaii. At or prior to Closing, Seller shall deliver to Escrow Agent certificates of good standing from the states of Delaware and Hawaii, showing Seller to be duly authorized to do business in those states and in good standing under the laws of those states.

(ii) **Authorization**. Seller has full power and authority to enter into this Agreement and the corporate authority to perform, or cause to be performed, its obligations hereunder. At or prior to Closing, Seller shall deliver to Escrow a resolution of Seller authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver such

instruments and agreements on behalf of Seller.

(iii) **Conflicting Agreements**. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Seller is a party, or constitute a default thereunder.

(iv) **Proceedings**. No legal or administrative proceeding is pending or, to Seller's Knowledge (defined below), threatened against Seller that would adversely affect its ability to consummate the transactions as contemplated in this Agreement. Except as disclosed to Purchaser in writing or evidenced by materials provided to or obtained by Purchaser prior to the expiration of the Due Diligence Period, to Seller's Knowledge, as of the Effective Date Seller has not received any written notice, from an applicable governmental entity with jurisdiction, that the Property is presently in violation of any Regulations.

(v) **Contracts**. Except as described herein, or as disclosed to Purchaser or evidenced by materials provided to or obtained by Purchaser prior to the expiration of the Due Diligence Period, to Seller's Knowledge, there are no written contracts affecting Seller's interests in the Property and which would continue to affect said interests in the Property after Closing.

(vi) **Hazardous Materials**. Except as disclosed to Purchaser or evidenced by materials provided to or obtained by Purchaser prior to the expiration of the Due Diligence Period, and subject to the effects of the Lahaina Wildfire, to Seller's Knowledge, as of the Effective Date the Property is not in material violation of any Hazardous Materials Law.

(vii) **Seller's Delivery Materials**. To Seller's Knowledge (except as provided in the next sentence), Seller's Delivery Materials include true and complete copies of such items in the custody or possession of Seller, excluding certain information therein that may be redacted or omitted by Seller to the extent, at Seller's determination, such information is proprietary, confidential, or otherwise does not materially relate to the Property. Seller's Delivery Materials include true and complete copies of (A) the Smokestack Lease, (B) the Agreement for Common Driveway, and (C) the Lahainaluna Road Intersection Agreement.

(viii) **Condemnation**. Except as disclosed to Purchaser or evidenced by materials provided to or obtained by Purchaser prior to the expiration of the Due Diligence Period and/or as described in **Schedule 16(a)(viii)**, to Seller's Knowledge, as of the Effective Date neither the whole nor any portion of the Property is subject to requisition of use by any governmental authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending or, to Seller's Knowledge, formally threatened in writing any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof as of the Effective Date. As of the Effective Date, Seller has not received any written notice with respect to any of the matters set forth in this paragraph.

(ix) **Anti-Terrorism**. Seller is not (A) currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (**"OFAC"**) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (B) a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To Seller's Knowledge, the Property does not constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and, to Seller's Knowledge, no Embargoed

Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). To Seller's Knowledge, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in OFAC rules and regulations and in any enabling legislation or other Executive Orders or regulations in respect thereof.

As used in this Section 16(a), the term "**Seller's Knowledge**" means the actual knowledge of Margaret Jennesse, Chad Fukunaga or Jeffrey Rebugio (the "**Designated Individuals**") (such individuals being most responsible for accurate information relating to the matters set forth above), without investigation or inquiry. There shall be no personal liability on the part of the Designated Individuals arising out of any representation or warranty contained in or made pursuant to this Agreement.

(b) Survival of Seller's Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall survive Closing and not be merged therein for a period of one year after Closing, and Seller shall only be liable to Purchaser hereunder for a breach of any warranty or representation set forth in this Agreement with respect to which a claim is made by Purchaser against Seller on or before the date that is one year after the Closing Date. Any provision in this Agreement to the contrary notwithstanding, the maximum liability of Seller for breaches of Seller's warranties and representations set forth in this Agreement shall be limited to the sum of THREE HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $350,000.00) in the aggregate; provided, however, the foregoing shall not limit or restrict the limited warranties of title expressly set forth in the Deed. Notwithstanding the foregoing, however, if Closing occurs, Seller shall have no liability (and Purchaser shall make no claim against Seller) for a breach of any representation or warranty of Seller under this Agreement if the breach in question constitutes or results from a condition, state of facts or other matter that was (i) known to Purchaser prior to expiration of the Due Diligence Period, or (ii) known to Purchaser prior to Closing and Purchaser elects to proceed with Closing as provided herein.

(c) Purchaser's Warranties. Purchaser makes the following representations and warranties which shall be true and correct as of the Effective Date and the Closing Date:

(i) Organization. Purchaser is a Hawaii limited liability company, duly organized, validly existing and in good standing under the laws of the State of Hawaii. At or prior to Closing, Purchaser shall deliver to Escrow Agent a certificate of good standing from the State of Hawaii, showing Purchaser to be duly authorized to do business in the State and in good standing under the laws of the State.

(ii) Authorization. Purchaser has full power and authority to enter into this Agreement and the authority to perform its obligations hereunder. At or prior to Closing, Purchaser shall deliver to Escrow a resolution of Purchaser authorizing the purchase of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such purchase to execute, acknowledge and deliver such instruments and agreements on behalf of Purchaser.

(iii) Conflicting Agreements. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Purchaser is a party or constitute a default thereunder.

(iv) Proceedings; Violations. No legal or administrative proceeding is pending or, to Purchaser's knowledge, threatened against Purchaser which would adversely affect its ability to consummate the transactions as contemplated in this Agreement.

(v) **Anti-Terrorism**. Purchaser is not (A) currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (B) a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To Purchaser's knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly). To Purchaser's knowledge, Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in OFAC rules and regulations and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(d) Duty to Update. Prior to Closing, Seller and Purchaser shall each promptly, upon such party's acquiring of actual knowledge of any event or circumstance which makes any representation or warranty made by any party hereunder materially untrue or misleading, provide the other party with written notice of such event or circumstance. In such event, or if a party otherwise discovers prior to Closing that any of the representations and warranties made in this Agreement by the other party is not true in all material respects as if first made as of the date of such discovery, the party's sole and exclusive remedy shall be: (i) to terminate this Agreement, in which event the provisions of Section 18 shall apply, unless the matters which cause such representations and warranties not to be true in all material respects is the result of a willfully fraudulent breach by the making party of such representations and warranties, in which case the provisions of Section 17 shall govern; or (ii) to proceed to Closing upon the terms and conditions set forth in this Agreement, subject to the matters which causes the representations and warranties not to be true in all material respects as if first made as of the date of such discovery and, in such a case, such representations and warranties shall be automatically modified to such extent and the making party shall have no liability for the same.

17. DEFAULT AND REMEDIES.

(a) Purchaser's Default; Seller's Remedies. In the event of Purchaser's material default in the performance of any of Purchaser's obligations or covenants under this Agreement (other than Purchaser's Environmental Confidentiality Obligation, Purchaser's indemnity obligations under the Right-of-Entry Agreement and Section 30, and Purchaser's confidentiality obligations under Section 31) prior to Closing or which prevents Closing from taking place as provided herein, Seller shall have the right to terminate this Agreement by providing written notice thereof to Purchaser, whereupon Seller shall be released from any obligation to sell or otherwise convey the Property to Purchaser and Seller shall be entitled to retain the Deposit paid by Purchaser under this Agreement, including all accrued interest, as liquidated damages for such default, the parties hereby acknowledging and agreeing that the amount of Seller's actual damages in such circumstance would be difficult, if not impossible, to determine. Seller and Purchaser agree that liquidated damages to Seller in the event of such a default by Purchaser represents a fair and reasonable estimate of damages and is not a fine or penalty. Should Purchaser improperly object to, contest or otherwise interfere with the release of the Deposit to Seller as provided in this Agreement, then, in addition to the liquidated damages provided for in this Section 17(a), Seller shall also be entitled to the amount of its actual damages due to Escrow Agent's failure to promptly release the Deposit to Seller. Escrow Agent is hereby relieved of any and all liability for releasing the Deposit to Seller in the manner set forth in this Agreement. In the event of Purchaser's default in the performance of Purchaser's Environmental Confidentiality Obligation, Purchaser's indemnity obligations under the Right-of-Entry Agreement or Section 30, or Purchaser's confidentiality obligations under Section 31 (whether or not Closing shall occur), or of any obligation or covenant under this Agreement after the Closing Date, Seller may, subject to Section 17(c), avail itself of any and all remedies available to it at law or in equity.

(b) Seller's Default; Purchaser's Remedies. In the event of Seller's material default under this Agreement prior to Closing or which prevents Closing from taking place as provided herein, Purchaser, at its election, may: (i) subject to Section 17(c), avail itself of the equitable remedy of specific performance (to the extent feasible and reasonably capable of satisfaction by Seller); (ii) terminate this Agreement by written notice to Seller, whereupon the provisions of Section 18 shall apply; or (iii) waive the default and proceed with the purchase of the Property in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, any liability of Seller pursuant to or in connection with this Agreement or the sale of the Property shall be limited by Section 16(b) and by Seller's interest in the Property, and no other assets of Seller, and no parent, owner, affiliate, stockholder, member, director, officer or board member of Seller or any of the Seller-Related Entities shall have any personal liability pursuant to or in connection with this Agreement or the sale of the Property. Except only as provided in, and subject to, Section 16(b), Purchaser shall have no right to seek damages, including but not limited to general, special, consequential or punitive, from Seller or Seller-Related Entities by reason of a default hereunder and Purchaser hereby expressly waives any such right.

(c) Dispute Resolution. Seller and Purchaser agree that in the event Purchaser shall commence any claim against Seller or any of the Seller-Related Entities, or if Seller shall commence any claim against Purchaser, arising out of or in any way connected with this Agreement or the Property, such claim shall be submitted to arbitration in the County of Maui, Hawaii, before a single arbitrator in accordance with the Arbitration Rules, Procedures, and Protocols of Dispute Prevention and Resolution, Inc. then effect and with the applicable provisions of Hawaii Revised Statutes Chapter 658A, as amended. If the parties cannot mutually agree upon a single arbitrator, the arbitrator shall be selected by a Circuit Judge of the Second Circuit Court of the State of Hawaii in accordance with the applicable provisions of HRS Chapter 658A, as amended. The award of the arbitrator shall be final and binding on the parties to the arbitration, subject only to the applicable provisions of HRS Chapter 658A for judicial review and confirmation of the award. Unless otherwise determined by the arbitrator, the costs of the arbitration shall be borne equally by the parties except that each party shall be responsible to pay its own attorneys' and witnesses' fees; provided that the prevailing party shall be entitled to collect, from the non-prevailing party, its reasonable attorneys' fees and other costs actually incurred in an action to compel compliance with this Section 17(c). The parties acknowledge that the alternative dispute resolution agreement in this Section 17(c) is a material inducement for them to enter into this Agreement. To accomplish the purpose of such agreement, the parties hereby release and waive their respective rights to a trial by jury or judge on any claim or cause of action based upon, arising out of, or in any way connected with, this Agreement or the Property.

18. TERMINATION OF AGREEMENT. If this Agreement is terminated for any reason expressly provided in this Agreement other than in accordance with Section 17, within five business days of such termination, the Deposit (to the extent made) shall be returned to Purchaser, each party shall pay one-half the amount of any Escrow Cancellation Charges and neither party shall have any further obligations to the other under this Agreement except with respect to the covenants, obligations and indemnities expressly stated to survive termination of this Agreement, including Purchaser's Environmental Confidentiality Obligation, Purchaser's indemnity obligations under the Right-of-Entry Agreement or Section 30, and Purchaser's confidentiality obligations under Section 31.

19. CONDEMNATION. If any material portion of the Land is condemned prior to Closing Date (except as referenced in Section 16(a)(viii)), Seller shall promptly give Purchaser written notice of such condemnation and Purchaser shall have the option to either (i) terminate this Agreement by delivering written notice of termination to Seller within five business days of Purchaser's receipt of such notice of condemnation (in which event the provisions of Section 18 shall apply), or (ii) proceed with the purchase

of the Property, in which event Purchaser shall be entitled to receive any condemnation award to which Seller is entitled with respect to the condemned portion of the Land. For purposes of this Section 19, "material portion of the Land" shall mean any portion of Land, the loss of which due to a condemnation proceeding would, in Purchaser's reasonable judgment, materially and adversely impair Purchaser's intended use of the Property.

20. **SELLER-RELATED ENTITIES**. As used in this Agreement, "Seller-Related Entities" shall mean, individually and collectively, Seller, KLMC, PM Land Company, LLC, a Delaware limited liability company, Kaanapali Farm Services, Inc., a Hawaii corporation, KLC Land Company, LLC, a Hawaii limited liability company, KLC Holding Corp., a Delaware corporation, Kaanapali Land, LLC, a Delaware limited liability company, MauiGrown Coffee Distributors, LLC, an Illinois limited liability company, their parents, partners, members, stockholders, subsidiaries and affiliates, and any officer, director, member, representative, employee and/or agent thereof.

21. **TRANSFER OR ASSIGNMENT OF THIS AGREEMENT**. Neither Seller nor Purchaser shall voluntarily or by operation of law assign, sell or transfer any right, interest or obligation under this Agreement without the other party's express prior written consent, which consent may be given or withheld in the sole and absolute discretion of such party; provided, however, that (i) Seller may, without the approval or consent of Purchaser, assign Seller's rights, interests and obligations hereunder to any of the Seller-Related Entities, provided that the assignee shall expressly agree to observe, perform and discharge the obligations of Seller under this Agreement from and after the date of such assignment, and upon such assignment Seller shall be released from any further liability under this Agreement; and (ii) Seller shall not withhold its consent to an assignment of Purchaser's rights, interests and obligations hereunder to an entity subject to management control and equity ownership by one or more of Kyle Sakamoto, Ken Ota and Patrick Ing, and shall not unreasonably withhold its consent to any other entity so long as one or more of Kyle Sakamoto, Ken Ota and Patrick Ing, either directly or indirectly, is actively involved in the management of such entity's business, provided that the assignee shall expressly agree to observe, perform and discharge the obligations of Purchaser under this Agreement from and after the date of such assignment. Upon any permitted assignment by Purchaser that contains an express assumption of all of Purchaser's obligations hereunder, Purchaser shall automatically be released from any further liability under this Agreement upon Closing of this transaction provided that if Closing does not occur, Purchaser shall not be released from such liability. Any attempted assignment of any or all of Purchaser's rights, interests or obligations under this Agreement without Seller's prior written consent shall be null and void.

22. **BINDING EFFECT**. All of the obligations of Purchaser as contained in this Agreement shall be jointly and severally binding upon and enforceable against each person or entity identified as Purchaser herein, and their respective heirs, successors and assigns, and against any person or entity (other than Seller) to whom all or any portion of the Property may be transferred.

23. **TIME OF ESSENCE**. Time is of the essence of each and every provision of this Agreement.

24. **NOTICES**. Any notice, consent, waiver, demand, request or other instrument or communication to be given to or served upon any party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile or electronic mail (email) transmission followed by confirming "hard copy", and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or by facsimile or email transmission, or four calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail, in the case of notice by mail. Such notices shall be given to the parties hereto at the following addresses:

If to Seller:	Pioneer Mill Company, LLC P. O. Box 10669 Lahaina, Hawaii 96761 Attention: Margaret Jennesse Email: margaret@kaanapaliland.com
With a copy to:	Schneider Tanaka Radovich Andrew & Tanaka, LLLC 1100 Alakea Street, Suite 2100 Honolulu, Hawaii 96813 Attention: Scott D. Radovich Fax No.: (808) 792-3920 Email: sradovich@stratlaw.com
If to Purchaser:	Pioneer Mill Site LLC 43 Kuhinia Street Wailuku, Hawaii 96793 Attention: Kyle Sakamoto Email: ksakamoto@rimfireimports.com
With a copy to:	Thomas D. Welch, Jr. and Jeffrey Ueoka Mancini, Welch & Geiger LLP 305 E. Wakea Avenue, Suite 200 Kahului, Hawaii 96732 Email: twelch@mrwlaw.com jueoka@mrwlaw.com

25. <u>ENTIRE AGREEMENT</u>. This Agreement, along with the Confidentiality Agreement and any other documents referred to herein or furnished pursuant hereto, constitute the entire agreement between Seller and Purchaser relating to the transactions covered by this Agreement, and all prior and contemporaneous agreements, representations, negotiations and understandings of Seller and Purchaser, oral or written, are hereby superseded and merged herein. No officer, director, employee, agent or representative of either Seller or Purchaser has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither Seller nor Purchaser has relied upon any representations not set forth in this Agreement. No dealings between Seller and Purchaser or custom shall be permitted to contradict, add to, or modify the terms of this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by both Seller and Purchaser. This Section 25 shall not be construed or interpreted as affecting the validity of any instrument executed by Seller and Purchaser in the form of any of the exhibits attached to this Agreement, or as otherwise required to consummate the transaction as contemplated by this Agreement.

26. <u>SURVIVAL</u>. Except for Sections 1, 2, 3, 4, 5 and 6, which shall be merged into the Deed, all provisions of this Agreement shall survive Closing and shall not be merged into the Deed.

27. <u>NO WAIVER</u>. No waiver by Seller or Purchaser of a breach of any of the terms, covenants or conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by Seller or Purchaser hereunder shall be implied through any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either Seller or Purchaser to

or of any act by the other requiring consent or approval shall not be deemed to waive or render unnecessary the consenting party's consent or approval to or of any subsequent similar acts by the other party.

28. **COUNTERPARTS**. This Agreement may be executed in one or more counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the parties. Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same Agreement.

29. **FACSIMILE/EMAIL SIGNATURES**. Seller and Purchaser agree that facsimile and *.pdf email signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, Seller and Purchaser agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile or email signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The parties understand that they are required to physically sign the Deed, and such other documents to be recorded pursuant to this Agreement, for recordation purposes.

30. **BROKERAGE**. Purchaser represents to Seller that Purchaser has not entered into any agreement, incurred any obligation or knows of any facts which might result in an obligation from Seller or Seller-Related Entities to pay a sales or brokerage commission or finder's fees in connection with conveyances contemplated by this Agreement. Purchaser agrees to and shall indemnify, defend and hold harmless Seller and Seller-Related Entities from and against any loss, liability, cost, claim, demand, damage, action, cause of action, and suit arising out of or in any manner relating to the employment, engagement or use by Purchaser of any broker or sales or marketing agent in connection with the conveyances contemplated by this Agreement. This Section 30 shall be binding on Purchaser whether or not Closing occurs, and shall survive Closing.

31. **CONFIDENTIALITY; DELIVERY OF MATERIALS TO SELLER**. Without limiting Purchaser's Environmental Confidentiality Obligation, Purchaser agrees to maintain the confidentiality as to the terms and conditions of this Agreement, except such disclosures to attorneys, accountants, consultants, lenders, investors and others as are reasonably required in order to consummate the transactions contemplated in this Agreement, or otherwise required by governmental authority or a court with appropriate jurisdiction. Purchaser shall instruct its consultants, affiliates, professionals, lenders, and others engaged by it in connection with the transactions contemplated in this Agreement to abide by Purchaser's Environmental Confidentiality Obligation and the confidentiality provisions of this Section 31. All information, studies and reports relating to the Property obtained by Purchaser, either by examinations of Purchaser, its agents and representatives or as disclosed to it by or through Seller, shall be kept confidential by Purchaser, and shall be subject to the terms and provisions of the Confidentiality Agreement. Purchaser agrees to and shall strictly comply with the terms and provisions of the Confidentiality Agreement, and a default thereunder shall constitute a default by Purchaser under this Agreement. If the transaction contemplated herein fails to close for any reason, all such information, studies and reports obtained by Purchaser from or through Seller shall be immediately returned by Purchaser to Seller, and all copies thereof destroyed, and (subject to Purchaser's Environmental Confidentiality Obligation) a copy of all non-proprietary information, studies and reports otherwise obtained by Purchaser concerning the Property shall be delivered to Seller, at no cost to Seller, and Purchaser shall make no further distributions, disclosures or other use of any such information, studies and reports. All press releases and other publicity and communications relating to this Agreement, and the method of release thereof, shall require prior approval of Seller. The foregoing shall not in any way restrict Seller or KLMC from making any submittal or other public communication which Seller or KLMC determines appropriate in connection with or relating to any

prospectus, report or other filing made or to be made by Seller or any Seller-Related Entities with the United States Securities Exchange Commission. This Section 31 shall be binding on Purchaser whether or not Closing occurs, and shall survive Closing.

32. **FURTHER ASSURANCES**. Each of the parties shall execute and deliver all additional papers, documents and other assurances, and shall do all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

33. **CAPTIONS**. Captions given to various sections in this Agreement, and terms used for definition purposes herein, are for convenience and reference purposes only and are not intended to and shall not modify or affect the meaning, construction or interpretation of any of the substantive provisions hereof.

34. **APPLICABLE LAW**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii.

35. **INCORPORATION OF EXHIBITS**. Exhibits "1", "2", "3", "4", "5" and "6" to this Agreement are incorporated into this Agreement by this reference.

36. **FORMS OF DOCUMENTS**. As to any document described herein, the form of which is to be agreed by Seller and Purchaser prior to the expiration of the Due Diligence Period, if Seller and Purchaser are unable to agree upon the form of any such documents prior to the expiration of the Due Diligence Period, then, upon the expiration of the Due Diligence Period Purchaser shall be deemed to have agreed to the form of such document as last presented to Purchaser by Seller or by Seller's counsel, subject only to prior written agreement as to such form by Seller and Purchaser, and to Purchaser's right to terminate this Agreement in accordance with Section 7(d).

37. **USE OF PIONEER MILL AND KAANAPALI NAMES**. Purchaser acknowledges that Seller and/or certain of the Seller-Related Entities own and/or conduct business utilizing the names and terms Pioneer Mill, Pioneer Mill Company and variations thereof (collectively, the "**Pioneer Mill Name**"), and that the term and word "Kaanapali" is a federally registered trade mark of certain of the Seller-Related Entities. Without limitation of any other rights that Seller or any of the Seller-Related Entities may have concerning the Pioneer Mill Name, the word "Kaanapali" or any trade name, trade mark, service mark or logo type held or used by any of the Seller-Related Entities related thereto (collectively, the "**Kaanapali Name**"), or any other intellectual property, Purchaser agrees that it shall not use the Kaanapali Name, or any other name or term owned by Seller or any of the Seller-Related Entities for any commercial purpose, except in strict accordance with that certain Trade Name License Agreement dated as of the Effective Date between Purchaser and Seller.

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Seller and Purchaser have executed this Agreement as of the Effective Date.

PIONEER MILL COMPANY, LLC,
a Delaware limited liability company

By:______________________________
Name: Jeffrey Rebugio
Title: Vice President

Seller

PIONEER MILL SITE LLC,
a Hawaii limited liability company

By:______________________________
Kyle K. Sakamoto, Trustee of the Kyle K. Sakamoto
Revocable Trust dated March 28, 2008
Its Manager

Purchaser